                                                                EXHIBIT 6(g)

                     UNCONDITIONAL AND CONTINUING LEASE GUARANTY


     THIS GUARANTY is made effective as of ______________, 199__ (the "Effective Date") by GREENBRIAR CORPORATION, a Nevada corporation ("Guarantor") in favor of RESIDENTIAL HEALTHCARE PROPERTIES, INC., a Nevada corporation ("Landlord").

                                   R E C I T A L S

     A. Landlord is granting to _________________, Inc., a _______ corporation ("Tenant"), a lease of the real property located at _________________________, ________, _________ ("Property") pursuant to a Lease Agreement between Landlord and Tenant of even date ("Lease").

     B. The Facility and all improvements and fixtures now existing or hereafter constructed and installed on the Property will be the property of Landlord and will be included in the "Leased Property" under the Lease.

     C. In order to extend the Lease to Tenant, Landlord requires that this guaranty be provided by Guarantor. Tenant is a wholly-owned subsidiary of Greenbriar Corporation Guarantor has determined that it will benefit from the Lease to Tenant and has agreed to provide this guaranty to Landlord.

     D. As used herein, "Lease Documents" means the Lease and all other documents and agreements made in connection with the Lease, as amended, modified, renewed or extended from time to time. "Rent" means all rent, percentage rent, late charges, interest, taxes, utility charges, insurance premiums and all other charges, expenses and amounts payable by Tenant to Landlord pursuant to the Lease Documents. "Lease Obligations" means all of the covenants, obligations and liabilities of Tenant under the Lease Documents, including the payment of the Rent when due.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Guarantor agree as follows:

     1. Guaranty. Guarantor, jointly and severally, unconditionally guarantees the prompt payment when due of the Rent and the performance of the Lease Obligations and shall indemnify Landlord and hold Landlord harmless from any costs and in any way arising out of Tenant's failure to pay the Rent or perform the Lease Obligations according to their terms.

     2.   Warranties.

          (a)  Capacity.   Greenbriar Corporation is a corporation duly
organized, validly existing and in good standing under the laws of the State of Nevada. Guarantor warrants that Guarantor has taken all necessary corporate action to incur the obligations of this guaranty and to execute, deliver and perform this guaranty.

          (b)  Contracts.    Guarantor warrants that there is no provision of
its Certificate of Incorporation or Bylaws or any existing indenture, contract, or agreement to which Guarantor is a party or of any law, administrative regulation, court order, or consent decree that would be contravened by the execution, delivery, or performance of this guaranty.

          (c) Inducement to Landlord; Waivers. Guarantor [1] acknowledges that Landlord would not enter into the Lease with Tenant but for this guaranty; [2] warrants that Guarantor has given this guaranty to induce Landlord to enter into the Lease with Tenant; [3] agrees that Landlord may rely on this guaranty in extending future Rent to Tenant without notice to Guarantor; [4] warrants that Guarantor has received good and valuable consideration for this guaranty; [5] waives acceptance of this guaranty; [6] waives protest and any other notice of failure to pay the Rent or to perform any agreement relating to any Rent or Security; [7] acknowledges that Guarantor has read this guaranty, the Lease and all other documents in connection with the Lease; and [81] acknowledges that Guarantor understands and agrees to Guarantor's obligations under this guaranty.

          (d) No Reliance on Information from Landlord. Guarantor [1] warrants that Guarantor has not relied on any information about the Tenant or any guarantor of the Rent provided directly or indirectly by Landlord; [2] warrants that Guarantor is familiar with Tenant and Tenant's affairs; [3] warrants that Guarantor has had ample opportunity to investigate Tenant and Tenant's affairs, and the effect that the Rent will have; [4] warrants that Guarantor has been provided all information concerning Tenant and Tenant's affairs; [5] warrants that Guarantor has had adequate opportunity to seek and evaluate professional advice concerning Tenant, and this guaranty from advisors of Guarantor's choosing, including financial and legal advice; and [6] agrees that Guarantor shall not rely on any information provided by Landlord about Tenant, including any other guarantor. Landlord has no obligation to provide Guarantor any information about the Tenant.

          (e) No Insolvency. On the date of the Guarantor's entering into this guaranty and after giving effect to all indebtedness of the Guarantor, [1] the Guarantor will be able to pay Guarantor's obligations as they become due and payable; [2] the present fair saleable value of the Guarantor's assets exceeds the amount that will be required to pay Guarantor's probable liability on its obligations as the same become absolute and mature; [3] the sum of the Guarantor's property at a fair valuation exceeds Guarantor's indebtedness;
and [4] the Guarantor will have sufficient capital to engage in Guarantor's businesses. The benefits accruing to Tenant under the Lease constitute fair consideration and reasonably equivalent value for this guaranty.

     3.   Waivers.   Without notice to or consent of Guarantor, Landlord may do or refrain from doing anything affecting the Lease including the following: [a] granting or not granting any indulgences to anyone liable for payment of the Rent; [b] failing to get an enforceable agreement to repay the Rent; [c] releasing anyone or any property from liability for payment of the Rent; [d] changing the Lease; [e] extending the time for payment of the Rent including extending the time beyond the term of the Lease; [f] exercising any right or remedy including, without limitation, eviction of Tenant or termination of the Lease; [g] applying any funds received from Tenant, Guarantor or any other party and any other funds in such manner and in such order or priority as Landlord elects in its sole discretion; and [h] delaying in enforcing or failing to enforce any rights to payment of the Rent or the Lease.

     4. Defects in Security, Etc. Guarantor's liability under this guaranty shall not be affected by [a] any default in any of the Lease Documents when accepted by Landlord or arising any time thereafter; [b] the death, incompetence, insolvency, dissolution, liquidation, or winding up of affairs of Tenant, Guarantor, or anyone liable under the Lease Documents or the start of insolvency proceedings by or against any such person or entity; [c] any termination of the leasehold estate created by the Lease to the extent Tenant remained liable under the Lease; [d] the release or discharge of Tenant in any creditors, receivership, bankruptcy, other insolvency proceedings, or other proceedings; [e] impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy or of any remedy for the enforcement of Tenant's liability under the Lease, resulting from the operation of any present or future provisions of the federal Bankruptcy Code or other statutes or from the decision of any court; [f] the rejection or disaffirmance of the Lease in any such proceedings; [g] the assignment or transfer of the Lease by the Tenant; [k] any disability or other defense of Tenant; [h] the cessation from any cause whatsoever of the liability of Tenant under the Lease; or [i] any reorganization, merger, consolidation, combination, or sale of substantially all the assets of Tenant.

     5.   Waiver of Surety's Defenses.   GUARANTOR WAIVES ALL SURETYSHIP AND
OTHER SIMILAR DEFENSES.

     6. Unconditional Obligation. If Tenant fails to pay all or any part of any Rent when due after expiration of any applicable grace, notice or cure period, Guarantor shall immediately pay to Landlord all amounts then due and payable in connection with any Rent, regardless of whether or not Landlord first pursues Tenant or exhausts any of its rights or remedies against Tenant, any other Guarantor, or others. Guarantor shall not have any right of subrogation to the rights of Landlord against any of the assets of Tenant or any other guarantor of the Lease until after indefeasible payment in full of all Rent due or to become due under the Lease.

     7. Continuing Obligation. This guaranty shall extend and be applicable to all renewals, amendments, extensions, consolidations, modifications, increases and reductions of the Lease Documents. Guarantor's liability under this guaranty shall not be reduced or canceled by any such action and shall be deemed modified in accordance with the terms of such action, whether or not Guarantor has notice of such action.

     8. Subordination. Guarantor subordinates to and postpones in favor of the Landlord [a] any present and future debts and obligations of Tenant to Guarantor (the "Indebtedness") including but not limited to [i] salary, bonuses, and other payments pursuant to any employment arrangement; [ii] fees, reimbursement of expenses and other payments pursuant to any independent contractor arrangement; [iii] principal and interest pursuant to any Indebtedness; [iv] distributions payable to any shareholders or general or limited partners of Tenant; and [v] lease payments pursuant to any leasing arrangement; and [b] any liens or security interests securing payment of the Indebtedness. Except as otherwise specified in the Lease, the provisions of this paragraph shall be effective only [i] after the occurrence of an Event of Default (as defined in the Lease) and until such Event of Default is cured, or [ii] after the commencement of any bankruptcy or insolvency proceeding by or against Tenant and until such proceeding is dismissed. Guarantor shall not ask for, sue for, demand, take or receive any payment, by setoff or in any other manner, including the receipt of a negotiable instrument, for all or any part of the Indebtedness owed by Tenant, or any successor or assign of Tenant, including without limitation a receiver, trustee or debtor in possession (the term "Tenant" shall include any such successor or assign of Tenant) until the Rent has been paid in full; however, if Guarantor receives such a payment, Guarantor shall immediately deliver the payment to Landlord for credit against the then outstanding balance of the Rent, whether matured or unmatured. Notwithstanding any right of Guarantor to ask, demand, sue for, take or receive any payment with respect to the Indebtedness, all rights, liens and security interests of the Guarantor, whether now or hereafter arising, in any assets of the Tenant shall be and hereby are subordinated to the rights of Landlord in such assets and Guarantor shall have no right to possession of any such assets or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until the Rent has been paid in full. Guarantor agrees that Landlord shall be subrogated to the Guarantor with respect to the Guarantor's claims against Tenant and the Guarantor's rights, liens and security interest, if any, in any of the Tenant's assets and proceeds thereof until all of the Rent has been paid in full.

     Any claim which Guarantor may make against Tenant or Tenant's estate in any bankruptcy or insolvency proceedings shall be expressly subject to the terms of this Section 8.

     In the event of any distribution of the assets or readjustment of the obligations and indebtedness of the Tenant, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any of the Indebtedness hereby subordinated, or the application of the assets of the Tenant to the payment or liquidation thereof, Landlord shall be entitled to receive payment in full of any and all of the Rent, due or not due, prior to the payment of all or any part of the Indebtedness hereby subordinated, and in order to enable Landlord to enforce its rights hereunder in any such action or proceeding, Landlord is hereby authorized and empowered in its discretion to make and present for and on behalf of Guarantor such proofs of claims against the Tenant, if the Guarantor shall have failed to file any such proof of claim within thirty (30) days after Landlord has requested Guarantor to file such proofs of claim on account of the Indebtedness hereby subordinated, as Landlord may deem expedient or proper and to vote such proofs of claims in any such proceeding and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of any of the Rent.

     In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Tenant or the proceeds thereof, to the creditors of the Tenant's business, or upon the sale of all or substantially all of the Tenant's assets, then, and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any or all of the Indebtedness shall be paid or delivered directly to Landlord for application on any of the Rent, due or not due, until such Rent shall have first been fully paid and satisfied. After the occurrence and during the continuance of any Event of Default, in the event that Guarantor shall fail or refuse to take any action that Landlord requests in writing that the Guarantor takes with respect to the Indebtedness within thirty (30) days of the Guarantor's receipt of such request,

Guarantor authorizes and empowers Landlord to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to file claims and take such other proceedings, in Landlord's own name or in the name of Guarantor or otherwise, as Landlord may deem necessary or advisable for the enforcement of this guaranty; and Guarantor will execute and deliver to Landlord such powers of attorney, assignments or other instruments or documents, as may be requested by Landlord in order to enable Landlord to enforce any and all claims upon or with respect to any or all of the Indebtedness and to collect and receive any and all payments of distributions which may be payable or deliverable at any time upon or with respect to the Indebtedness, all for Landlord's own benefit.

     Should any payment, distribution, security, instrument or proceeds which are subject to the subordination contained in the first paragraph of this
Section 8 be received by Guarantor upon, or with respect to, the Indebtedness while such subordination provision is effective and prior to the satisfaction of all of the Rent and termination of all financing arrangements between the Tenant and Landlord, Guarantor shall receive and hold the same in trust as trustee, for the benefit of Landlord and shall forthwith deliver the same to Landlord in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application on any of the Rent, due or not due, and until so delivered, the same shall be held in trust by the Guarantor as the property of Landlord. In the event of the failure of Guarantor to make any such endorsement or assignment to Landlord, Landlord, or any of its officers or employees, is hereby irrevocably authorized to make the same.

     Any instrument evidencing any of the Indebtedness, or any portion thereof, will, on the date hereof or promptly hereafter, be inscribed with a legend conspicuously indicating that payment thereof is subordinated to the claims of Landlord, pursuant to the terms of this guaranty, and will be delivered to Landlord upon request therefor after the declaration of an Event of Default, if such original is necessary in order to enable Landlord to take any action permitted hereunder, including, without limitation, the filing of proofs of claim on behalf of Guarantor.

     This subordination shall continue and shall be irrevocable until all the terms, covenants and conditions of the Rent have been fully and completely performed by Tenant or otherwise discharged and released by Landlord, and the Guarantor shall not be released from any duty, obligation or liability hereunder so long as there is any claim of Landlord against Tenant arising out of the Rent which has not been performed, settled or discharged in full.

     9.   Financial Statements.

          (a) Financial Statements. Not later than 120 days after the end of each fiscal year, Greenbriar Corporation shall deliver to Landlord audited financial statements with unaudited supplementary and consolidating schedules showing each facility. In addition, not later than 45 days after the end of each quarter, each Guarantor shall deliver to Landlord unaudited consolidated financial statements of Guarantor for the preceding quarter.

          (b) Certificate. With each delivery of financial statements, Guarantor shall also provide to Landlord a Certificate of the Chief Financial Officer of Guarantor as to the completeness and accuracy of such financial statements.

          (c) Tax Returns. Guarantor shall deliver to Landlord the federal tax return of Guarantor for each year within 15 days after the filing of the return. If the filing date for any tax return has been extended, Guarantor shall also deliver to Landlord a copy of the extension application within 15 days after the date of filing.

          (d) Other Information. Guarantor shall promptly furnish to Landlord such other information and statements concerning the business affairs and financial condition of the Guarantor as Landlord may reasonably request. Guarantor shall give Landlord access to all books, records, and financial data of Guarantor by or through any of Landlord's officers, agents, attorneys or accountants, at all reasonable times and from time to time. Landlord may examine, inspect, and make extracts from Guarantor's books and other records at all reasonable times and from time to time, subject, however, to any agreements made by Landlord regarding confidentiality of such information.

          (e) Covenants. Guarantor covenants that all financial statements of Guarantor furnished Landlord will present fairly the financial condition of Guarantor as of the dates of the statements and will be prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved.

     10.  No Conveyance.      Guarantor shall not sell, convey, pledge, encumber
or otherwise transfer any ownership interest in Tenant now owned or hereafter acquired, if any, without the prior written consent of Landlord.

     11. Lease Covenants. Throughout the term of the Lease, Guarantor shall comply with all requirements and covenants of the Lease applicable to

Guarantor.

     12. Subsequent Guaranties. No subsequent guaranty to Landlord by Guarantor shall supersede or terminate this guaranty, but shall be an additional guaranty unless otherwise stated therein and, if Guarantor has given a previous guaranty to Landlord, this guaranty shall be in addition to the previous guaranty.

     13. Successors, Etc. This guaranty shall be binding upon not only Guarantor but also Guarantor, its heirs, administrators, and personal representatives and shall inure to the benefit of Landlord and its successors and assigns.

     14. Termination; Revocation. Subject to reinstatement pursuant to Section 15, this guaranty shall automatically terminate on the date on which all of the Rent is paid in full. No revocation of this guaranty or any substitute guaranty by Guarantor shall be effective until all of the Rent has been paid in full.

     15. Survival. The obligations of the Guarantor under this guaranty will continue to be effective or shall be reinstated, as the case might be, if at any time any payment from the Tenant of any sum due to the Landlord is rescinded or must otherwise be restored or returned by the Landlord on the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Tenant or as a result of the appointment of a custodian, conservator, receiver, trustee or other officer with similar powers with respect to the Tenant or any part of the Tenant's property or otherwise.

     16. Governing Law. This guaranty shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to the conflict of laws rules thereof.

     17. Number; Gender. Where appropriate, the number of any word in this guaranty shall include both singular and plural, the gender of any word shall be masculine, feminine, or neuter.

     18. Enforceability. If any provision of this guaranty or the application thereof to anyone or any circumstance shall be adjudged invalid or unenforceable to any extent, the application of the remainder of the provision to the party or circumstance, the application of the provision to other parties or circumstances, and the application of the remainder of this guaranty shall not be affected thereby. Each provision of this guaranty shall be valid and enforceable to the fullest extent permitted by law.

     19. No Waivers by Landlord. No forbearance by Landlord in exercising any right under this guaranty, the lease or the Lease Documents shall operate as a waiver thereof; no forbearance in exercising any right under this guaranty, on any one or more occasions shall operate as a waiver of such right on any other occasion; and no single or partial exercise of any right under this guaranty shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. Landlord's rights under this guaranty are cumulative and not exclusive of any rights or remedies that Landlord may otherwise have.

     20. Fees and Expenses. Guarantor shall pay to Landlord all costs and expenses incurred by Landlord in enforcing or protecting Landlord's rights in connection with this guaranty and in collecting payment on any Rent or this guaranty, whether or not an Event of Default (as defined in the Lease) has actually occurred or has been declared and thereafter cured, including, but not limited to, [a] attorney's fees and paralegal fees; [b] the fees and expenses of any litigation, administrative, bankruptcy, insolvency, receivership or any other similar proceeding; [c] court costs; [d] the expenses of Landlord, its employees, agents, and witnesses in preparing for litigation and for lodging, travel, and attendance at pretrial hearings, depositions, and trials; and [e] consulting fees and expenses incurred by Landlord in connection with any litigation.

     21. Notices. Any notices required or desired to be given under this guaranty shall be in writing and shall be delivered in the manner set forth in the Lease, and if to Landlord, delivered to Landlord at 4265 Kellway Circle, Addison, Texas 75244, Attention: Thomas L. Staley, Esq., and if to a Guarantor, to the address set forth opposite such Guarantor's signature, or to such other address as Landlord or any Guarantor may hereafter give written notice thereof. All notices shall be effective upon the earlier of actual receipt or three days after deposit in the U.S. mail or one business day after deposit with a nationally recognized overnight courier marked for overnight delivery.

     22. Amendment. This guaranty may not be amended except in a writing signed by Guarantor and Landlord. All references to this guaranty, whether in this guaranty or any other document or instrument, shall be deemed to incorporate all amendments, modifications, renewals and extensions of this guaranty and all substitutions therefor made after the date hereof.

     23.  Joint and Several Liability.   If more than one Guarantor, the
liability of each Guarantor under this guaranty is joint and several.

     24. Counterparts. This guaranty may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

     25. JURISDICTION AND VENUE. GUARANTOR IRREVOCABLY SUBMITS AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING JURISDICTION OVER DALLAS COUNTY, TEXAS FOR ADJUDICATION OF ALL MATTERS IN CONTROVERSY UNDER THIS GUARANTY, AND WAIVES ANY OBJECTIONS TO SUCH JURISDICTION AND VENUE AND CONSENTS TO FULL FAITH AND RENT BEING GIVEN TO ANY DECISION OF SUCH COURTS BY ANY OTHER STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA. GUARANTOR SHALL NOT ATTEMPT TO LITIGATE ANY MATTERS IN CONTROVERSY UNDER THIS GUARANTY BEFORE ANY COURT OR TRIBUNAL OTHER THAN BEFORE A STATE OR FEDERAL COURT HAVING JURISDICTION OVER DALLAS COUNTY, TEXAS. GUARANTOR WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON GUARANTOR AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS UPON THE GUARANTOR BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO GUARANTOR AT THE ADDRESS SET FORTH BELOW AND SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER POSTED.

    IN WITNESS WHEREOF, Guarantor executes and delivers to Landlord this Unconditional and Continuing Guaranty effective as of the Effective Date.

                                  GUARANTOR:

Address:                          GREENBRIAR CORPORATION

4265 Kellway Circle
Addison, Texas 75244              By:    _______________________________

                                  Title: _______________________________


                                  LANDLORD:

Address:                          RESIDENTIAL HEALTHCARE PROPERTIES, INC.

4265 Kellway Circle
Addison, Texas 75244              By:    _______________________________

                                  Title: _______________________________